GERMAN AMERICAN BANCORP TO PURCHASE APPROXIMATELY 1,075,000 SHARES PURSUANT
TO ITS SELF TENDER OFFER

         Jasper, Indiana, March 17, 2003 – German American Bancorp (Nasdaq: GABC) announced today that it intends to purchase approximately 1,075,000 of its common shares (representing approximately 9% of its shares currently outstanding) at $20 per share pursuant to its self tender offer which expired March 14, 2003. The shares to be purchased include 1,000,000 shares that the Company is obligated to purchase under the terms of the offer and an estimated additional 75,000 shares that the Company intends to elect to purchase in accordance with the optional purchase provisions of the offer. The Company expects that its total cost in purchasing the estimated 1,075,000 shares, including fees and expenses incurred in connection with the offer, will be approximately $21,794,000.

         According to preliminary reports from the Depositary for the offer, the number of shares that were tendered for purchase under the offer prior to its expiration exceeded the number of shares that the Company intends to purchase. Therefore, the Company will in most cases purchase exactly 50% of the shares tendered by each of its shareholders. Tenders made by certain “odd lot” holders will be purchased in their entirety, and tenders made by certain shareholders who conditioned their tenders will be purchased (or not purchased) in accordance with random lot acceptance procedures set forth in the offer. Payment for the purchased shares, and return of certificates for shares not purchased, is expected to be made as soon as practicable commencing March 21, 2003.

         Mark A. Schroeder, German American Bancorp’s President and Chief Executive Officer, commented, “We are extremely pleased with the tremendous success of the tender offer. Through this purchase, we believe we have created a more optimal capital structure for the Company while providing liquidity to tendering shareholders. It is gratifying to complete our first quarter on this positive note.”

         Any questions with regard to the tender offer may be directed to the depositary for the tender offer, UMB Bank, N.A., at (800) 884-4225, or the Dealer Manager for the tender offer, Donnelly Penman French Haggarty & Co., at 1-866-440-2482.

         German American Bancorp may, in the future, purchase additional shares of its common stock pursuant to its previously announced stock repurchase program, although German American Bancorp and its affiliates are prohibited from purchasing shares until at least March 31, 2003.

         German American Bancorp, a financial services company, operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer and a business lending center in Evansville, Indiana. The Company also operates a trust, brokerage and financial planning subsidiary which operates from the banking offices, and two independent insurance agencies with four insurance agency offices located throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.